UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2005

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1305 West Auto Drive, Tempe, Arizona		85284
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

The Compensation Committee of the Board of Directors of Insight Enterprises, Inc. (the "Company") approved, on February 9, 2005, a bonus formula for the Company’s Chief Financial Officer, the President of Insight North America, Inc. and the President of Direct Alliance Corporation for 2005 and subsequent years (unless later revised by the Compensation Committee). Under this formula, these three executives will be entitled to an annual incentive bonus (with caps for each of the three executives), with a percentage available as quarterly advances against the annual amount, based upon the Company’s reported diluted earnings per share ("EPS") provided that EPS exceeds a minimum annual amount (the "Minimum EPS"). For this calculation, EPS will be increased or decreased for any adjustments in the tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles ("GAAP") to non-GAAP financial measures in the quarterly press releases of the results of operations of the Company. If the Minimum EPS number is reached, the executives will receive a bonus calculated by multiplying EPS by a fixed multiplier and multiplying that product by a performance factor which increases with rising EPS. If the Minimum EPS is not reached, bonus awards are subject to the discretion of the Compensation Committee. In addition, with respect to the President of Direct Alliance Corporation, Direct Alliance Corporation must separately reach a minimum net earnings level, and, for the President of Insight North America, Inc., there are two multipliers, one for the Company and one for Insight North America, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

February 14, 2005	By:	Stanley Laybourne

Name: Stanley Laybourne
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary